Exhibit 99

For immediate release
Travelers Property Casualty Corp. (NYSE: TAP.A and TAP.B)

TRAVELERS PROPERTY CASUALTY
EXECUTES DEFINITIVE AGREEMENT ON PREVIOUSLY ANNOUNCED ASBESTOS SETTLEMENT

HARTFORD, Conn. (March 15, 2004) – Travelers Property Casualty Corp. (NYSE: TAP.A and TAP.B) today announced that it has executed a definitive agreement settling asbestos-related statutory-based direct actions pending against Travelers under various unfair trade practices acts and similar statutes, including the Wise, Meninger and Cashman purported class actions and similar cases. The settlement in principle was previously announced on November 21, 2003. The settlement will make available a fund of up to $375 million to claimants plus up to $37.5 million in legal fees. As previously announced, Travelers will fund this settlement from its unallocated asbestos reserves, which were $1.2 billion at December 31, 2003, and will not take an earnings charge in connection with this settlement.

The settlement is conditioned upon a number of contingencies, including execution of a definitive settlement agreement relating to similar lawsuits filed in Hawaii (the settlement amount of which is included in the settlement amounts above). It is also conditioned on entry of final orders by the court approving these settlements and barring all future asbestos-related statutory direct actions against Travelers in West Virginia, Massachusetts, Hawaii and other states in which, Travelers believes, plaintiffs may argue that similar claims are recognized by state law.

The agreement requires that all claimants who receive compensation from the fund provide a general release of Travelers for all direct action claims they might have against Travelers relating to asbestos.

“I am pleased with the progress we have made over the past year in reducing our overall exposure to asbestos-related claims,” said Chairman and Chief Executive Officer Robert I. Lipp. “This settlement is a reflection of our aggressive approach to resolving these claims and offers a unique opportunity for Travelers to resolve early all asbestos-related statutory direct actions which have been brought against Travelers.”

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About Travelers Property Casualty

Travelers Property Casualty Corp. (NYSE: TAP.A and TAP.B) is a leading provider of a wide range of insurance products. Travelers is the third largest commercial lines insurer, providing a broad range of insurance products including workers’ compensation, integrated disability, property, liability, specialty lines, surety bonds, inland/ocean marine, and boiler and machinery. The Company is the second largest writer of homeowners and auto insurance through independent agents. On November 17, 2003, Travelers announced an agreement to merge with The St. Paul Companies, Inc. The merger is expected to be completed in the second quarter of 2004. For more information on Travelers products, see www.travelers.com.

Contacts

Media:	Institutional Investors:	Individual Investors:
Marlene Ibsen	Maria Olivo	Marc Parr
860/277-9039	860/277-8330	860/277-0779

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts may be forward-looking statements. Many risks and uncertainties may impact the matters addressed in forward-looking statements, and actual results may differ materially from those expressed or implied. For a discussion of the factors that could cause actual results to differ, please see the disclosure under the heading “Forward-Looking Statements” in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.